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    MASSEY ENERGY COMPANY

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PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA
COMPANY CONTACT:	Roger Hendriksen Vice President, Investor Relations (804) 788-1824	FOR IMMEDIATE RELEASE September 14, 2010

MASSEY ENERGY PROVIDES UPDATE TO STOCKHOLDERS REGARDING

CORPORATE GOVERNANCE ENHANCEMENTS

Announces Mailing of Proxy Statement for

Special Meeting of Stockholders on October 6, 2010

Richmond, Virginia, September 14, 2010 – Massey Energy Company (NYSE: MEE) today provided the following update to its stockholders regarding corporate governance enhancements:

Dear Stockholders:

In keeping with our practice of informing you of important Massey Energy Company developments, we are providing you this update regarding the next step in connection with the approval of corporate governance enhancements. Additionally, in August 2010 we appointed two new independent members to our Board of Directors.

Today we have commenced the mailing of our Definitive Proxy Statement for our Special Meeting of Stockholders to be held on October 6, 2010. As we previously announced on August 5, 2010, our Board of Directors has taken a number of steps to improve corporate governance practices, some of which require the approval of our stockholders. Our Board also is recommending an increase to our authorized shares of common stock to enhance our capital structure. The Board has fixed August 27, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote at the Special Meeting.

We would like to remind you how important it is that you submit your vote for the Special Meeting, particularly because a failure to vote is equivalent to a “no” vote against these important enhancements to our corporate governance and capital structure. Detailed instructions for the voting process are contained below and in the Definitive Proxy Statement, and we encourage you to exercise your voting rights as a stockholder of Massey Energy Company. No topics other than those discussed below under “Corporate Governance Enhancements” and identified in the Proxy Statement will be discussed at the Special Meeting.

Corporate Governance Enhancements

Today we have commenced the mailing of our Definitive Proxy Statement for our October 6, 2010 Special Meeting of Stockholders. We encourage you to submit your vote promptly on the proposals identified in the Proxy Statement.

As you will recall, in May your Board of Directors approved amendments to the Bylaws to provide for majority voting in non-contested director elections and announced it would work actively toward declassifying the Board.

In July, the Board took additional steps to improve corporate governance practices that are now in effect:

•	Amended the Corporate Governance Guidelines to clarify the responsibilities of the Lead Independent Director;

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Amended the Corporate Governance Guidelines to prohibit a Massey director who is a chief executive officer of a public company from serving on the boards of more than two public companies (other than his or her own board) and Massey non-executive directors from serving on the boards of more than five public companies (other than Massey);

•

Divided the current Safety, Environmental and Public Policy Committee into two committees: the Safety and Environmental Committee to consist exclusively of independent directors and the Public Policy Committee to consist of a majority of independent directors; and

•	Approved the elimination of excise tax gross-ups for change-of-control payments (subject to final implementation by the Compensation Committee).

Also in July, after careful study of what it believes are corporate governance practices and policies that will benefit Massey stockholders, the Board approved additional changes that — if also approved by stockholders — will amend the company’s Restated Certificate of Incorporation and Bylaws.

The proposals passed by the Board, which are now going before stockholders for consideration and approval, are:

•	Declassification of the Board of Directors;

•	Elimination of cumulative voting;

•	Removal of supermajority vote provisions related to stockholder amendment of bylaws;

•	Removal of supermajority vote provisions related to stockholder approval of business combinations with a more than 5% stockholder; and

•	Removal of the prohibition of the right of stockholders to request special meetings of stockholders.

The company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of not less than 80% of the total voting power of all the outstanding shares of voting stock of Massey in order to (1) declassify our Board of Directors, (2) eliminate cumulative voting, (3) remove supermajority vote provisions related to stockholder amendment of bylaws and (4) remove supermajority provisions related to stockholder approval of business combinations with a more than 5% stockholder. Approval of a majority of the outstanding shares of voting stock of Massey is required to amend the company’s Restated Certificate of Incorporation to remove the prohibition of the right of stockholders to request special meetings of stockholders.

Massey Lead Independent Director Admiral Bobby Inman said, “The measures approved by the Board build upon our existing strong corporate governance foundation and reflect Massey’s commitment to excellence in this area. I am particularly pleased that the Board’s actions reflect a concerted effort to solicit constructive feedback from our stockholders.”

The Board also recommended that stockholders approve a proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150 million to 300 million. As of June 30, 2010, the company had 102,969,994 shares of common stock issued and outstanding and an aggregate of 21,909,480 shares reserved for issuance under its existing equity compensation plans, 401(k) plan, convertible notes and equity distribution plan. Approval of a majority of the outstanding shares of voting stock of Massey is required to amend the Restated Certificate of Incorporation to increase our authorized shares of common stock to 300 million.

Two New Directors

We are also pleased to report to you that, as of August 16, 2010, two new independent directors have been appointed to the Board: Mr. Robert B. Holland III of Dallas, Texas, and Ms. Linda J. Welty of Greensboro, Georgia.

“Each of these individuals brings to our Board a record of achievement in international business, a reputation for sound judgment, and strong leadership skills that will strengthen our Board and benefit both the stockholders and management of Massey Energy,” said Admiral Inman. “Their addition will help us build an ever more successful company.”

The two new directors have had diverse careers with years of experience at senior management levels:

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Mr. Holland has served in a variety of roles throughout his career. He is Executive Co-Chairman of Max Petroleum plc, an oil exploration company which trades on the AIM division of the London Stock Exchange, where he serves on the compensation committee and as audit committee chairman. Since July 2009, Mr. Holland also has served as a member of the board of directors and the compensation committee of Financial Guaranty Insurance Corporation, a bond and mortgage insurer. He has served on the boards of directors of the following U.S. publicly traded companies during the previous five years: Pier 1 Imports, Inc., a specialty retail company, and Affiliated Computer Services, Inc., a provider of business process outsourcing and information technology services. From 2002 until 2006, Mr. Holland represented the United States on the Board of Executive Directors of the World Bank. During that time, he served on the World Bank’s audit committee. He holds a law degree from the University of Texas Law School, and practiced corporate law at Jackson Walker LLP and as General Counsel of Triton Energy Limited, a New York Stock Exchange-listed international exploration company that was sold to Amerada Hess.

•

Ms. Welty is an experienced global business executive with a record of redirecting and rejuvenating various business enterprises, initiating and leading change within large organizations. During a career spanning more than 30 years in the chemical industry, she served in executive roles with Celanese, Hoechst, H. B. Fuller and Flint Ink, a global printing ink supplier for publication and packaging, where she served as President and Chief Operating Officer from 2003 to 2005. Since 2005, Ms. Welty has served as an executive advisor to private equity firms in transactions involving specialty chemical companies, providing advice on business valuations, due diligence, and value creation strategies. Since 2007 she has served on the board of directors of Vertellus, a global specialty chemical manufacturer serving the agriculture, nutrition, health care, personal care, plastics, inks and coatings market, with over half of its sales derived outside North America. She serves on both the compensation and audit committees of Vertellus. Ms. Welty holds a degree in Chemical Engineering from the University of Kansas.

The new directors were asked to take on an immediate and important task by serving as the only members of a committee that will review all pending stockholder litigation and a related stockholder demand.

“In our effort to be fully responsive to stockholder concerns, we have appointed this committee of two new directors to provide the Board of Directors a fresh, yet informed, analysis of the issues raised in recent stockholder derivative suits and a related stockholder demand,” said Don Blankenship, Chairman and Chief Executive Officer of Massey Energy. “Their evaluation should provide us with valuable guidance on what steps the company should take in connection with these lawsuits.”

Conclusion

We hope this update has been helpful to you. We will continue to provide you with these reports on developments at Massey Energy, and, of course, our investor relations office is available to answer questions that you may have.

Don L. Blankenship	Bobby R. Inman
Chairman and Chief Executive Officer	Lead Independent Director

Additional Information and Where to Find It

In connection with the Special Meeting of Stockholders to be held on October 6, 2010, Massey has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the definitive proxy statement. Stockholders are also advised to read any other relevant documents that Massey files with the SEC when they become available because they will contain important information about the Special Meeting.

The proxy statement and such other relevant documents (when they become available) may be obtained free of charge at the SEC’s website at www.sec.gov or from Massey by directing a request to Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261; by telephoning (866) 814-6512; or by visiting www.masseyenergyco.com.